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Exhibit 23.7

Consent of Independent Auditors

We consent to the inclusion in Amendment No. 2 on Form S-4/A (Registration No. 333-197341) of NGL Energy Partners LP and NGL Energy Finance Corp. of our report dated June 24, 2013, with respect to the combined balance sheets of Gavilon Energy (The Energy Business Units of Gavilon, LLC) as of December 31, 2012 and 2011 and the related combined statements of operations, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2012 included herein and to the reference to our firm under the caption "Experts" in the registration statement.

/s/ KPMG LLP
Omaha, Nebraska

December 24, 2014

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  Exhibit 23.7